Exhibit 99.1

Ollie’s Bargain Outlet Holdings, Inc. Appoints Scott Osborne
to Vice President of Store Operations

Announces Retirement of Omar Segura, Senior Vice President of Store Operations

HARRISBURG, PA, February 27, 2020 (GLOBE NEWSWIRE) – Ollie’s Bargain Outlet Holdings, Inc. (NASDAQ:OLLI) (“Ollie’s” or the “Company”) today announced that it has promoted Scott Osborne to Vice President of Store Operations, effective immediately. Mr. Osborne will report to John Swygert, President and Chief Executive Officer.  Omar Segura, Senior Vice President of Store Operations, will remain at Ollie’s through May 1, 2020 to ensure a seamless transition prior to his retirement.

Mr. Osborne has been with Ollie’s since April 2002, serving most recently as Regional Vice President of Stores. During his time with Ollie’s Mr. Osborne has held several roles of increased responsibility within store operations, including regional director of stores and district team leader, as well as roles in the loss prevention department. Mr. Osborne graduated from Towson State University in 2000 after serving in the United States Army, Special Operations, for eight years.

John Swygert, President and Chief Executive Officer, stated, “We are extremely pleased to be promoting Scott to Vice President of Store Operations.  Scott has been a valued member of our team for nearly 18 years and has a deep understanding of our store teams, store operations and, most importantly, Ollie’s culture and our way of doing business. Our store teams are the front lines for serving our customers and our ability to execute at the store level each day is key to our continued growth and success.  Scott has been a key contributor to that growth, having been involved with more than 325 grand openings as well as leading, coaching and developing our teams during his entire tenure, making him the ideal successor to Omar Segura.  I would like to thank Omar for his numerous contributions during his six years with our Company. He is a valued member of the team and we wish him the best in his retirement.”

About Ollie’s
We are a highly differentiated and fast growing, extreme value retailer of brand name merchandise at drastically reduced prices. We are known for our assortment of merchandise offered as Good Stuff Cheap®.  We offer name brand products, Real Brands! Real Bargains!®, in every department, including housewares, food, books and stationery, bed and bath, floor coverings, toys, health and beauty aids and other categories.  We currently operate 350 stores in 25 states throughout the Eastern half of the United States. For more information, visit www.ollies.us.

Investor Contact:
Jean Fontana
ICR
646-277-1214
Jean.Fontana@icrinc.com

Media Contact:
Tom Kuypers
Senior Vice President – Marketing & Advertising
717-657-2300
tkuypers@ollies.us